Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of 4th June, 2018 by and between Jayson Dallas, M.D. (“Executive”) and Aimmune Therapeutics, Inc. (the “Company”).

Whereas, the Company desires to employ Executive as its President and Chief Executive Officer and Executive desires to serve in such capacity, pursuant to the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE I
DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

1.1.“Board” means the Board of Directors of the Company.

1.2.“Cause” means any of the following events:

(a)Executive’s theft, dishonesty or falsification of any employment or Company records that is non-trivial in nature;

(b)Executive’s malicious or reckless disclosure of the Company’s confidential or proprietary information or any material breach by Executive of his obligations under the Employee Proprietary Information and Inventions Agreement;

(c)the conviction of the Executive of a felony (excluding motor vehicle violations) or the commission of gross negligence or willful misconduct, where a majority of the non-employee members of the Board reasonably determines that such act or misconduct has (i) seriously undermined the ability of the Board or management of the Company to entrust Executive with important matters or otherwise work effectively with Executive, (ii) substantially contributed to the Company’s loss of significant revenues or business opportunities, or (iii) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries; and/or

(d)the willful failure or refusal by Executive to follow the reasonable and lawful directives of the Board, provided such willful failure or refusal continues after Executive’s receipt of reasonable notice in writing of such failure or refusal and a reasonable opportunity of not less than 30 days to correct the problem.

For the purpose of this Agreement, no act, or failure to act, shall be considered “willful” unless undertaken by Executive with an absence of good faith that this act, or failure to act, was in the best interests of the Company.

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1.3.“Change in Control” shall have the meaning set forth in the Company’s 2015 Equity Incentive Award Plan (“Plan”), as may be amended from time to time; provided, that such transaction must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

1.4. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.5.“Code” means the Internal Revenue Code of 1986, as amended.

1.6.“Company” means Aimmune Therapeutics, Inc. or any successor thereto.

1.7.“Covered Termination” means (a) an Involuntary Termination Without Cause or (b) a voluntary termination for Good Reason, in either case, provided that such termination also constitutes a Separation from Service.

1.8.“Employee Proprietary Information and Inventions Agreement” means the Company’s standard form of Employee Proprietary Information and Inventions Agreement to be entered into between Executive and the Company as provided in Section 5.1.

1.9. “Good Reason” means any of the following are undertaken without Executive’s prior written consent:

(a)a material diminution in Executive’s authority, duties, or responsibilities which substantially reduces the nature or character of Executive’s position with the Company;

(b)a material reduction by the Company of Executive’s Base Salary (as defined in Section 3.1 below) as in effect immediately prior to such reduction;

(c)a relocation of Executive’s principal office to a location that increases Executive’s one-way commute by more than thirty-five (35) miles, provided, that, for the avoidance of doubt, reasonable required travel by Executive on the Company’s business shall not constitute a relocation; or

(d)any material breach by the Company of any provision of this Agreement.

Notwithstanding the foregoing, Executive’s resignation shall not constitute a resignation for “Good Reason” as a result of any event described in the preceding sentence unless (A) Executive provides written notice thereof to the Company within thirty (30) days after the first occurrence of such event, (B) to the extent correctable, the Company fails to remedy such circumstance or event within thirty (30) days following the Company’s receipt of such written notice and (C) the effective date of Executive’s resignation for “Good Reason” is not later than thirty (30) days after the expiration of the Company’s cure period under subclause (B).

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1.10.“Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company other than for Cause.  The termination of Executive’s employment as a result of Executive’s death or inability to perform the essential functions of his job due to disability will not be deemed to be an Involuntary Termination Without Cause.

1.11.“Separation from Service” means Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

ARTICLE II
EMPLOYMENT BY THE COMPANY

2.1.Position and Duties.  Subject to terms set forth herein, Executive shall commence employment with the Company on June 19, 2018 (“Effective Date”) in an executive capacity and shall perform such duties as are customarily associated with the positions of President and Chief Executive Officer and such other duties as are assigned to Executive by the Board.   As of the Effective Date, Executive shall be appointed to serve as a member of the Board, and, while Executive is employed hereunder, the Company shall nominate Executive for reelection as a member of the Board at the end of each Board term.  During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.

2.2.Employment at Will.  Both the Company and Executive shall have the right to terminate Executive’s employment with the Company at any time, with or without cause, and with or without prior notice.  Upon certain terminations of Executive’s employment with the Company, Executive may become eligible to receive the severance benefits provided in Article IV of this Agreement.

2.3.Employment Policies.  The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

ARTICLE III
COMPENSATION

3.1.Base Salary.  As of the Effective Date, Executive shall receive for services to be rendered hereunder an annual base salary of $535,000 (“Base Salary”), payable on the regular payroll dates of the Company (but no less often than monthly), subject to review at least annually and increase in the sole discretion of the Board or a committee of the Board. Any such increase shall thereafter be Executive’s “Base Salary” for all purposes under this agreement.

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3.2.Annual Bonus.  For each calendar year ending during the term of Executive’s employment, Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) targeted at sixty percent (60%) of Base Salary (the “Target Bonus”), on such terms and conditions determined by the Board or a committee of the Board.  The actual amount of any Annual Bonus (if any) will be determined in the discretion of the Board or a committee of the Board and will be (a) subject to achievement of any applicable bonus objectives and/or conditions determined by the Board or a committee of the Board, (b) subject to Executive’s continued employment with the Company through the end of the applicable calendar year to which such Annual Bonus relates, and (c) payable to Executive during the year following the end of the applicable calendar year at the same time as bonuses for other Company executives are paid related annual bonuses generally, but in no event later than March 15th of the year following the year to which such Annual Bonus relates.  Any Annual Bonus earned during Executive’s initial year of employment shall not be pro-rated to reflect the partial year of service and instead shall be paid in reference to Executive’s annual Base Salary.

3.3.Standard Company Benefits.  During the term of Executive’s employment, Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally.  Notwithstanding the foregoing, this Section 3.3 shall not create or be deemed to create any obligation on the part of the Company to adopt or maintain any benefits or compensation practices at any time.

3.4.Equity Awards.

(a)Stock Option.  Executive shall be granted an option to purchase (the “Option”) three hundred fifty thousand (350,000) shares of Company common stock effective as of Effective Date.  The per share exercise price of the Option shall be equal to the per share closing price of the Company’s common stock on the date of grant.  The Option shall vest and become exercisable with respect twenty-five percent (25%) of the total number of shares subject to the Option on the first anniversary of the Effective Date and with respect to 1/48th of the total number of shares of Company common stock subject to the Option on each monthly anniversary of the Effective Date thereafter, such that the Option shall be fully vested and exercisable on the fourth (4th) anniversary of the Effective Date, in each case, subject to Executive’s continuous service to the Company through the applicable vesting date.  In the event Executive dies, the vesting and exercisability of the Option shall automatically fully accelerate as of immediately prior to the date of such death.  In addition, in the event Executive terminates employment with the Company due to permanent disability (within the meaning of Section 22(e) and as determined by the Board), then, subject to Executive delivering to the Company a Release (as defined below) that becomes effective and irrevocable within thirty (30) days following such termination, the vesting and acceleration of the Option shall automatically accelerate as of immediately prior to the date of such termination of employment in respect of that number of shares of Company common stock that would have vested had Executive’s employment with the Company continued through the first anniversary of such termination of employment.  The Option shall otherwise be subject to the terms of the Plan and an award agreement to be entered into between Executive and the Company.

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(b)Restricted Stock Units.  Executive shall be granted an award of sixty thousand (60,000) restricted stock units (the “RSU Award”) effective as of the Effective Date.  The RSU Award shall vest as to twenty-five percent (25%) of the total shares of Company common stock underlying the RSU Award on each of the first four anniversaries of the Effective Date, subject to Executive’s continuous service to the Company through the applicable vesting date, and the underlying shares of Company common stock shall be issued to Executive as soon as administratively practicable following such vesting.  In the event Executive dies, the vesting of the RSU Award shall automatically fully accelerate as of immediately prior to the date of such death.  In addition, in the event Executive terminates employment with the Company due to permanent disability (within the meaning of Section 22(e) and as determined by the Board), then, subject to Executive delivering to the Company a Release that becomes effective and irrevocable within thirty (30) days following such termination, the vesting of the RSU Award shall automatically accelerate as of immediately prior to the date of such termination of employment in respect of that number of shares of Company common stock that would have vested had Executive’s employment with the Company continued through the first anniversary of such termination of employment.  The RSU Award shall otherwise be subject to the terms of the Plan and an award agreement to be entered into between Executive and the Company.

(c)Future Equity Awards. Following the Effective Date, Executive will be eligible to receive stock options, restricted stock units and/or other equity incentive grants as determined by the Board or a committee of the Board in its sole discretion.

ARTICLE IV
SEVERANCE AND CHANGE IN CONTROL BENEFITS

4.1.Severance Benefits.  Upon Executive’s termination of employment, Executive shall receive any accrued but unpaid Base Salary and other accrued and unpaid compensation, including any accrued but unpaid vacation and Annual Bonus that has been earned with respect to any calendar year ending prior to Executive’s termination date, but remains unpaid as of the date of the termination.  If the termination is due to a Covered Termination, provided that Executive delivers an effective general release of all claims against the Company and its affiliates in a form acceptable to the Company (a “Release of Claims”) that becomes effective and irrevocable within sixty (60) days following the Covered Termination, Executive shall also be entitled to receive the severance benefits described in Section 4.1(a) or (b), as applicable.

(a)Covered Termination Not Related to a Change in Control.  If Executive’s employment terminates due to a Covered Termination which occurs more than three (3) months prior to a Change in Control or more than twelve (12) months after a Change in Control, Executive shall receive the following:

(i)An amount equal to twelve (12) months of Executive’s Base Salary payable in substantially equal installments in accordance with the Company’s normal payroll policies, less applicable withholdings, with such installments to commence on the first payroll date following the date on which the Release of Claims becomes effective and irrevocable (such payroll date not to be later than the sixtieth (60th) day following the date of the Covered Termination.

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(ii)If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the first (1st) anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).  Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 4.1(a)(ii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

(iii)Each outstanding equity award, including, without limitation, each stock option, restricted stock unit award and restricted stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to that number of shares that would have vested and, if applicable, become exercisable in the twelve (12) months immediately following Executive’s Covered Termination had Executive’s employment continued during such six month period.  In addition, the Option and the RSU Award shall automatically become fully vested and, if applicable, exercisable and any forfeiture restrictions thereon shall lapse in respect of one hundred percent (100%) of the shares of Company common stock subject thereto.  Further, each stock option held by Executive as of the date of Executive’s Covered Termination shall remain exercisable until the earlier of (A) the first anniversary of the date of Executive’s Covered Termination or (B) the original expiration date of the stock option.

(b)Covered Termination Related to a Change in Control.  If Executive’s employment terminates due to a Covered Termination that occurs within three (3) months prior to a Change in Control or during the twelve (12) month period commencing on a Change in Control, Executive shall receive the following:

(i)Executive shall be entitled to receive an amount equal to one and a half (1.5) multiplied by the sum of: (i) Executive’s Base Salary and (ii) Executive’s Target Bonus, in each case, at the rate in effect immediately prior to Executive’s termination of employment, payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date on which the Release of Claims becomes effective and, in any event, no later than the sixtieth (60th) day following the date of the Covered Termination.

(ii)If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the eighteen (18) month anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).  Notwithstanding the foregoing, (i) if any plan

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pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 4.1(b)(ii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

(iii)Each outstanding equity award, including, without limitation, each stock option and restricted stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the shares subject thereto.  In addition, each stock option held by Executive as of the date of Executive’s Covered Termination shall remain exercisable until the earlier of (A) the first anniversary of the date of Executive’s Covered Termination or (B) the original expiration date of the stock option.

4.2. 280G Provisions.  Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.  Any reduction in payments and/or benefits pursuant to this Section 4.2 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

4.3.Section 409A.

(a)Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code which would subject

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Executive to a tax obligation under Section 409A of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six- month period measured from the date of the Executive’s Separation from Service or (ii) the date of Executive’s death.  Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4.3(a) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(b)Any reimbursements payable to Executive pursuant to the Agreement shall be paid to Executive no later than 30 days after Executive provides the Company with a written request for reimbursement, and to the extent that any such reimbursements are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (i) such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred, (ii) the amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and (iii) Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(c)For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive installment payments under the Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

4.4.Mitigation.  Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.

ARTICLE V
PROPRIETARY INFORMATION OBLIGATIONS

5.1.Agreement.  Executive agrees to enter into the Company’s standard form of Employee Proprietary Information and Inventions Agreement on or prior to the Effective Date.

5.2.Remedies.  Executive’s duties under the Employee Proprietary Information and Inventions Agreement shall survive termination of Executive’s employment with the Company and the termination of this Agreement in accordance with its terms.  Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Employee Proprietary Information and Inventions Agreement, as well as Executive’s obligations pursuant to Section 6.2 and Article 7 below, would be inadequate, and Executive therefore agrees that the Company shall be entitled to seek injunctive relief in case of any such breach or threatened breach.

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ARTICLE VI
OUTSIDE ACTIVITIES

6.1.Other Activities.

(a)Except as otherwise provided in Section 6.1(b), Executive shall not, during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, unless he obtains the prior written consent of the Board.

(b)Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.  In addition, Executive shall be allowed to serve as a member of the board of directors of up to two (2) other for-profit entities at any time during the term of this Agreement, so long as such service does not materially interfere with the performance of Executive’s duties hereunder; provided, however, that the Board, in its discretion, may require that Executive resign from one or both of such director positions if it determines that such resignation(s) would be in the best interests of the Company.

6.2.Competition/Investments.  During the term of Executive’s employment by the Company, except on behalf of the Company, Executive shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which are known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation do not, in the aggregate, constitute more than 1% of the voting stock of such corporation.

ARTICLE VII
NONINTERFERENCE

In addition to Executive’s obligations under the Employee Proprietary Information and Inventions Agreement, Executive shall not for a period of one (1) year following Executive’s termination of employment for any reason, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Article 7.  Executive also agrees not to harass or disparage the Company or its employees, clients, directors or agents, and the Company hereby agrees not to, and to instruct its officers and directors not to, harass or disparage Executive. The provisions of this Article 7 shall survive the termination of Executive’s employment with the Company and shall be fully enforceable thereafter.  If it is determined by a court of competent jurisdiction in any

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state that any restriction in this Article 7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

ARTICLE VIII
GENERAL PROVISIONS

8.1.Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company’s books and records.

8.2.Tax Withholding.  Executive acknowledges that all amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.

8.3.Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.4.Waiver.  If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.5.Complete Agreement.  This Agreement, together with the Employee Proprietary Information and Inventions Agreement, constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, and will supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof, including, without limitation, any offer letter agreement or promise of change in control or severance protection.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by a duly-authorized officer of the Company and Executive.

8.6.Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

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8.7.Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.8.Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

8.9.Arbitration.  Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation (each, a “Claim”) shall be resolved solely and exclusively by final and binding arbitration held in San Mateo County, California through Judicial Arbitration & Mediation Services (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and California law.  The rules can be found at https://www.jamsadr.com/rules-employment-arbitration/ or a copy will be provided upon request.  The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  The Company shall bear the costs of any such arbitration. Executive and the Company understand that by agreement to arbitrate any Claim pursuant to this Section 8.9, they will not have the right to have any Claim decided by a jury or a court, but shall instead have any Claim decided through arbitration.  Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities.  Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.

8.10.Executive Acknowledgement.  Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

8.11.Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to the conflicts of law provisions thereof.

[Signature page follows]

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In Witness Whereof, the parties have executed this Agreement as of the date first written above.

AIMMUNE THERAPEUTICS, INC.

By:
Mark McDade

Title:	Chairman of the Board of Directors

Accepted and Agreed:

Jayson Dallas, M.D.

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